Exhibit 10.34

Second Amendment to the Salary Continuation Agreement

This Second Amendment to the Salary Continuation Agreement (“Fourth Amendment”) is entered into the 1st day of January, 2018 (“Effective Date”) by and among U.S. Xpress Enterprises, Inc. and Max L. Fuller (collectively referred to as the “Parties”).

WHEREAS, on March 21, 2008, U.S. Xpress Enterprises, Inc., a Nevada corporation, and Max L. Fuller, a resident of Hamilton County, Tennessee, entered into a Salary Continuation Agreement which provided for certain salary continuation and other benefits upon the disability of Mr. Fuller and further provided that such salary continuation and other benefits would be paid Max L. Fuller’s surviving spouse upon his death (the “Agreement”); and

WHEREAS, on January 27, 2012, U.S. Xpress Enterprises, Inc. and Max L. Fuller entered into an Amendment to the Salary Continuation Agreement which reduced the salary continuation benefits from ten to four years (the “First Amendment”); and

WHEREAS the Parties now wish to further amend the Agreement to restore the salary continuation and other benefits upon the death or disability of Max L. Fuller to the same level as existed under the original Agreement prior to any amendments;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the Parties agree to amend the Salary Continuation Agreement as follows:

1.              Salary Continuation.

A.            On Death. If the Employee dies, the Company shall pay the Employee’s surviving spouse One Hundred Percent (100%) of his base salary, as it existed at the time of his death, until the fifth anniversary of his death. From the fifth anniversary of his death through the seventh anniversary of his death, the Company shall pay the Employee’s surviving spouse Fifty Percent (50%) of his base salary, as it existed at the time of his death. From the seventh anniversary of his death through the tenth anniversary of his death, the Company shall pay the Employee’s surviving spouse Twenty-five Percent (25%) of his base salary, as it existed at the time of his death. If there is no surviving spouse, the Company has no obligation to pay the Employee’s estate any salary continuation or other benefits hereunder.

B.            On Disability.  If the Employee becomes disabled, the Company shall pay the Employee One Hundred Percent (100%) of his base salary, as it existed at the onset of his death, until the fifth anniversary of his disability. From the fifth anniversary of his disability through the seventh anniversary of his disability, the Company shall pay the Employee Fifty Percent (50%) of his base salary, as it existed at the onset of his disability. From the seventh anniversary of his disability through the tenth anniversary of his disability, the Company shall pay the Employee Twenty-five Percent (25%) of his base salary, as it existed at the time of his death. In the event that the Employee dies while receiving salary continuation and benefits under this paragraph, the Company shall pay the Employee’s surviving spouse salary continuation and benefits pursuant to the terms of Paragraph 1.A.; however, such benefits shall be offset by any benefits the Employee has received under this Paragraph 1.B. on account of the Employee’s disability.

IN WITNESS WHEREOF, the Parties have executed this Fourth Amendment to the Salary Continuation Agreement as of the above Effective Date.

U.S. Xpress Enterprises, Inc.

/s/ Max L. Fuller	/s/ Lisa M. Pate
Max L. Fuller	By:	Lisa M. Pate
Chief Administrative Officer